Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES PRICING OF ADDITIONAL U.S.$100 MILLION

IN FLOATING RATE NOTES DUE 2018

MONTERREY, MEXICO, SEPTEMBER 27, 2013 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today the pricing of U.S.$100 million of additional Floating Rate Senior Secured Notes due 2018 (the “Additional Floating Notes”) which will constitute part of the same series as the U.S.$400 million of Floating Rate Senior Secured Notes due 2018 (the “Original Floating Notes”) previously announced on September 25, 2013.

The closing of the offering of Additional Floating Notes is expected to occur on October 2, 2013, concurrently with the closing of the offering of the Original Floating Notes and the offering of the U.S.$1.0 billion of 7.25% Senior Secured Notes due 2021 previously announced on September 25, 2013 (together with the Original Floating Notes, the “Original Notes”), subject to satisfaction of customary closing conditions.

CEMEX intends to use the approximately U.S.$99.6 million of net proceeds from the offering of Additional Floating Notes, together with the approximately U.S.$1.394 billion of net proceeds from the offerings of Original Notes, to purchase any or all of the U.S.$825 million outstanding 9.50% Senior Secured Notes due 2016 (the “2016 Notes”), issued by CEMEX Finance LLC, and the remainder for general corporate purposes, including to purchase up to €150 million of the outstanding 9.625% Senior Secured Notes due 2017 (the “2017 Notes”), issued by CEMEX Finance LLC, to repay at maturity the 4.75% Notes due 2014, issued by CEMEX Finance Europe B.V., and/or to repay its other indebtedness. CEMEX currently expects to purchase the 2016 Notes at a price of approximately U.S.$1,062.50 for each U.S.$1,000 of 2016 Notes and to purchase the 2017 Notes at a price of approximately €1,063.50 for each €1,000 of 2017 Notes, in each case, plus accrued interest.

The Additional Floating Notes and the Original Notes (collectively, the “Notes”) will share in the collateral pledged for the benefit of the lenders under CEMEX’s Facilities Agreement, dated as of September 17, 2012, and other secured obligations having the benefit of such collateral, and will be guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., Cemex Asia B.V., CEMEX Corp., Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK.

This release is neither an offer to purchase nor a solicitation of an offer to sell or buy any securities of CEMEX in any transaction. Any offer to purchase the 2016 Notes or 2017 Notes will be made solely on the terms and subject to the conditions set out in separate offers to purchase directed to holders of the 2016 Notes and 2017 Notes.

The Notes and the guarantees thereof have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S, both as promulgated under the Securities Act.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE NOTES MAY BE OFFERED AND SOLD IN MEXICO, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE NOTES, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE NOTES AND THE OFFERINGS OF THE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OF CEMEX’s SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN THE DOCUMENTS USED FOR THE OFFERINGS. THE INFORMATION CONTAINED IN THE DOCUMENTS USED FOR THE OFFERINGS OF THE NOTES IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.

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